Exhibit 99.1

Allegheny Technologies Announces Fourth Quarter and Full Year 2010 Results

Fourth Quarter 2010 Results

  Sales were $1.04 billion
  Segment operating profit was $88.0 million, or 8.5% of sales, including a $19.5 million LIFO charge and $20.4 million of start-up and idle facility costs
  Net income attributable to ATI was $15.1 million, or $0.15 per share
  Gross cost reductions of $33.0 million

Full Year 2010 Results

  Sales were $4.05 billion, a 33% increase compared to 2009
  Segment operating profit was $356.5 million, or 8.8% of sales, including a $60.2 million LIFO charge and $62.4 million of start-up and idle facility costs
  Net income attributable to ATI was $70.7 million, or $0.72 per share, which included non-recurring tax charges of $0.10 per share
  Gross cost reductions of $135.4 million
  Cash on hand at year-end was $432.3 million
  Net debt to total capitalization was 23.6%
  Total debt to total capitalization was 34.3%

2011 Outlook

  Sales expected to grow 15-20%
  Segment operating profit expected to be 15% of sales
  U.S. defined benefit pension plan fully funded

PITTSBURGH--(BUSINESS WIRE)--January 26, 2011--Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the fourth quarter 2010 of $15.1 million, or $0.15 per share, on sales of $1.04 billion. Fourth quarter 2010 results were impacted by a $19.5 million LIFO inventory valuation reserve charge and $20.4 million in start-up and idle facility costs, which reduced earnings by $0.26 per share.

In the fourth quarter 2009, ATI reported net income of $37.8 million, or $0.36 per share, on sales of $815.7 million. The fourth quarter 2009 results benefited from a $43.8 million reduction in the LIFO reserve. Results for the fourth quarter 2009 were adversely affected by start-up and idle facility costs of $13.5 million.

For the full year 2010, net income was $70.7 million, or $0.72 per share, on sales of $4.05 billion. Results for 2010 included non-recurring tax charges of $9.2 million, or $0.10 per share, primarily due to the effects of the Patient Protection and Affordable Care Act and the Small Business Jobs and Credit Act which impacted the first and third quarters of 2010, respectively. Full year 2010 results were also impacted by LIFO charges of $60.2 million primarily due to continued increases in raw material costs, and by $62.4 million of start-up and idle facility costs.

For the full year 2009, net income was $31.7 million, or $0.32 per share, on sales of $3.05 billion. Results for 2009 included non-recurring after-tax charges of $17.0 million, or $0.17 per share, related to second quarter 2009 actions to retire debt and the tax consequences of our $350 million voluntary pension contribution. Full year 2009 results benefited from a $102.8 million reduction in the LIFO reserve, which more than offset $47.9 million of start-up and idle facility costs.

“Sales for 2010 increased by approximately 33% compared to 2009. We view 2010 as the transition year to the resumption of strong secular growth in our key global markets beginning in 2011,” said L. Patrick Hassey, Chairman and Chief Executive Officer.

Shipments for most products recovered from low levels in 2009:

  Total titanium shipments, including Uniti joint venture conversion products, increased 12% to nearly 38 million pounds. Shipments of titanium and titanium alloys increased 8% in our High Performance Metals segment and increased 22% in our Flat-Rolled Products segment.
  In the High Performance Metals segment, shipments of nickel-based alloys and specialty alloys increased 14%, while shipments of exotic alloys decreased 14%.
  In the Flat-Rolled Products segment, shipments of high-value products increased 24% and shipments of standard products increased 35%.

“During 2010, our key global markets, namely aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical, represented over 67% of ATI sales. Direct international sales were nearly 32% of sales,” Mr. Hassey said.

“We generated cash from operating profits in 2010 and have built the working capital necessary to meet increasing demand while modernizing our facilities to significantly improve production efficiencies and capabilities. In addition, our cost structure improved with over $135 million in gross cost reductions. We continued to maintain a strong balance sheet with cash-on-hand of $432 million at the end of the year.

“Segment operating profit for 2010 was $356 million, a 26% increase over 2009. This was accomplished with a $60 million LIFO charge compared to a $103 million benefit in 2009. In addition, start-up and idle-facility costs in 2010 were over $62 million, $6 million higher than in 2009.

“In the fourth quarter 2010, the LIFO inventory valuation reserve charge was $6 million higher than expected primarily due to higher raw material costs. Start-up costs at our Rowley, Utah titanium sponge facility were $5 million higher than expected due to production delays. In addition, corporate expenses for the 2010 fourth quarter were $10 million higher than the previous quarter primarily due to corporate-funded R&D, costs associated with the planned acquisition of Ladish Co., Inc., and incentive compensation expenses.

“Our Rowley facility is producing titanium sponge, although at a lower volume than we had targeted. While we are very pleased with the sponge chemistry, which is meeting premium-grade specifications, we remain focused on further reducing variability, standardizing the process, and improving yields. We are implementing an orderly ramp up and expect to be producing at a 20 million pound annual rate by the second half 2011.

“Our acquisition of Ladish is progressing, and we continue to expect to complete the transaction in the first quarter 2011. As previously announced, the review period has expired under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In addition, antitrust approval was recently received from officials in Germany.”

2011 Outlook

Mr. Hassey continued, “As we begin 2011, our key global markets are showing signs of strong growth. Our outlook for the commercial aerospace market remains bullish. We expect to benefit from increased production schedules for legacy aircraft and increased demand for aftermarket jet engine spare parts. In addition, both Boeing and Airbus have reported that they are considering further single-aisle aircraft production increases beyond 2012. As a reminder, demand for our products generally leads a change to a production build schedule by approximately 6 to 12 months.

“We expect the global oil and gas/chemical process industry to remain strong due to increased demand from offshore oil and gas projects, large sour gas pipelines, desalination projects, and increasing orders for chemical processing projects from several areas of the world.

“In the electrical energy market, we expect demand for our grain-oriented electrical steel for power distribution to remain essentially flat. We also expect demand from the nuclear electrical energy market to remain flat in 2011, although growth opportunities exist for new nuclear plants under construction over the next several years.

“The medical market reached a record of nearly 6% of 2010 sales. We expect strong demand to continue in 2011.

“We also expect to benefit from our ongoing market and product development activities aimed at introducing innovative new ATI alloys and extending our reach into our key global markets with product forms that are new to ATI.

“We expect to see higher base prices for most of our high-value products during 2011. For example, we recently announced two price increases for certain nickel-based alloys and specialty alloys in flat-rolled product forms, and also increased prices for these alloys in long product forms. In addition, Uniti, our industrial titanium joint venture, recently announced that it is increasing prices for its CP titanium products.

“As the U.S. economy continues to recover in 2011, we believe demand will increase for our standard stainless sheet and plate products. Our customers are closely watching price trends in raw materials as surcharges can affect the timing of their purchasing decisions.

“We expect 2011 earnings to be much improved, compared to 2010, as demand for most of our products strengthens throughout the year and we realize the benefits of our cost reductions and much lower start-up costs. In addition, we expect to grow faster than our key markets as a result of new customers and LTAs, the growing use of our innovative new products, our new technically advanced manufacturing capabilities, and a global focus on our key markets. Looking at the global markets for our titanium products, we expect 2011 total titanium shipments to increase by approximately 30% to 50 million pounds.

“In total, we expect 2011 revenue growth of 15% to 20% compared to 2010, and expect segment operating profit to be approximately 15% of sales. We have targeted a minimum of $100 million in new gross cost reductions. In addition, we expect retirement benefit expense to be approximately $13 million lower in 2011 as better than expected investment returns on plan assets during 2010 offset the use of a lower discount rate to value benefit obligations at year-end. ATI’s U.S. defined benefit pension plan was fully funded at the end of 2010. Capital expenditures are forecasted at $300 to $350 million. These comments do not include any impact from our pending acquisition of Ladish.”

	Three Months Ended		Year Ended
	December 31		December 31
	In Millions
	2010	2009	2010	2009
Sales	$1,037.6	$815.7	$ 4,047.8	$3,054.9

Net income attributable to ATI before special charges	$15.1	$37.8	$ 79.9	$48.7

Special charges*	-	-	$ (9.2)	$(17.0)

Net income attributable to ATI	$15.1	$37.8	$ 70.7	$31.7
	Per Diluted Share
Net income attributable to ATI before special charges	$0.15	$0.36	$ 0.82	$0.49

Special charges*	-	-	$ (0.10)	$(0.17)

Net income attributable to ATI	$0.15	$0.36	$ 0.72	$0.32

* Special charges include impact of 2010 tax law changes and the effects of the 2009 liability management actions related to debt issuance, funding of the U.S. defined benefit pension plan, and debt retirement.

Fourth Quarter and Full Year 2010 Financial Results

  Sales for the fourth quarter 2010 increased to $1.04 billion, a 27.2% improvement compared to the fourth quarter 2009 as shipments and raw material surcharges were higher for most products. Compared to the fourth quarter 2009, sales increased 12% in the High Performance Metals segment, 34% in the Flat-Rolled Products segment, and 56% in the Engineered Products segment.
  Sales for the full year 2010 were $4.05 billion, $1.0 billion higher than 2009 as a result of higher shipments and raw material surcharges and indices for most products. Direct international sales increased $333.4 million and represented 32% of total sales, compared to 31% for 2009. Compared to the full year 2009, sales increased 3% in the High Performance Metals segment, 54% in the Flat-Rolled Products segment, and 56% in the Engineered Products segment.
  Fourth quarter 2010 segment operating profit was $88.0 million, or 8.5% of sales, compared to $118.4 million, or 14.5% of sales, for the comparable 2009 period. Results for the fourth quarter 2010 include a LIFO inventory valuation reserve charge of $19.5 million, compared to a benefit of $43.8 million in the fourth quarter 2009. Results were adversely affected by start-up and idle facility costs of $20.4 million in the fourth quarter 2010, compared to $13.5 million in the fourth quarter 2009.
  Full year 2010 segment operating profit was $356.5 million, or 8.8% of sales, compared to $282.2 million, or 9.2% of sales, for 2009. Results for 2010 included a LIFO inventory valuation reserve charge of $60.2 million, compared to a benefit of $102.8 million for 2009. Start-up and idle facility costs were $62.4 million for the full year 2010, compared to $47.9 million for 2009.
  Net income attributable to ATI for the fourth quarter 2010 was $15.1 million, or $0.15 per share, compared to $37.8 million, or $0.36 per share, in the fourth quarter 2009. Fourth quarter 2010 net income was impacted by a $19.5 million pre-tax LIFO inventory reserve charge and $20.4 million of pre-tax start-up and idle facility costs, which reduced net income by $25.5 million, or $0.26 per share. Fourth quarter 2009 net income included a $43.8 million pre-tax LIFO inventory reserve benefit and $13.5 million of pre-tax start-up and idle facility costs, which increased net income by $19.1 million, or $0.18 per share.

  Full year 2010 net income attributable to ATI was $70.7 million, or $0.72 per diluted share, compared to $31.7 million, or $0.32 per diluted share, for 2009. Full year 2010 net income was impacted by $60.2 million, pre-tax, of LIFO inventory reserve charges and $62.4 million, pre-tax, of start-up and idle facility costs, which reduced net income by $78.4 million, or $0.79 per share. In addition, results for 2010 included non-recurring tax charges of $9.2 million, or $0.10 per share, primarily due to the effects of the Patient Protection and Affordable Care Act and the Small Business Jobs and Credit Act. Full year 2009 net income included a $102.8 million, pre-tax, LIFO inventory reserve benefit and $47.9 million, pre-tax, start-up and idle facility costs, which increased net income by $34.6 million, or $0.35 per share. In addition, results for 2009 included non-recurring after-tax charges of $17.0 million, or $0.17 per share, related to second quarter 2009 actions to retire debt and the tax consequences of our $350 million voluntary pension contribution.
  Cash flow from operations for 2010 was $27.1 million as investment in managed working capital of $318.5 million, due to improving business activity and higher raw material costs, offset cash generated from increased profitability.
  Cash on hand at the end of 2010 was $432.3 million, a decrease of $276.5 million from year-end 2009.
  Gross cost reductions, before the effects of inflation, totaled $33.0 million company-wide in the fourth quarter 2010. Gross cost reductions for the full year 2010 totaled $135.4 million, and exceeded our target of $100 million.

High Performance Metals Segment

Market Conditions

  Nickel-based alloy shipments increased 18% compared to the third quarter 2010 as demand strengthened during the quarter from jet engine, oil and gas, medical and electrical energy customers. Shipments of our titanium and titanium alloys declined 12% compared to the third quarter 2010 primarily as a result of the timing of shipments to the airframe market. Segment backlog at year-end 2010 increased to $651 million, 40% higher than year-end 2009. Compared to the third quarter 2010, average prices for titanium and titanium alloys increased 5% while prices for nickel-based alloys and specialty alloys decreased 6% primarily due to product mix. Shipments of exotic alloys decreased 9% while pricing improved 9% compared to the 2010 third quarter.

Fourth quarter 2010 compared to fourth quarter 2009

  Sales were $349.0 million, 12% higher than the fourth quarter 2009. Shipments increased 10% for titanium and titanium alloys and 32% for nickel-based and specialty alloys primarily due to improved demand from the commercial aerospace jet engine, oil and gas, and biomedical markets. Shipments of exotic alloys declined 23% primarily due to the timing of projects for the chemical process industry. Average selling prices increased 7% for titanium and titanium alloys due primarily to higher raw materials indices and increased 15% for exotic alloys due to an improved product mix. Average prices decreased 6% for nickel-based and specialty alloys as the impact from a changed product mix offset higher raw material indices.
  Segment operating profit decreased to $63.5 million, or 18.2% of sales, compared to $88.1 million, or 28.2% of sales, for the fourth quarter 2009. Fourth quarter 2010 operating profit was impacted by approximately $18.4 million of start-up and idle facility costs which partially offset the benefits of higher shipments of titanium and titanium alloys and nickel-based and specialty alloys, and gross cost reductions. The 2009 fourth quarter included an $8.6 million charge for start-up and idle facility costs. LIFO inventory valuation reserve benefits of $13.5 million and $23.5 million were recognized in the fourth quarter 2010 and 2009, respectively.
  Results benefited from $17.9 million of gross cost reductions in the fourth quarter 2010, bringing the full year 2010 gross cost reductions in this segment to $68.5 million.

Flat-Rolled Products Segment

Market Conditions

  Shipments of our standard stainless products decreased 15% compared to the 2010 third quarter as customers addressed volatile raw material surcharge conditions and adjusted year-end inventories. Shipments increased 3% for total high-value products compared to the third quarter 2010. Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion products, were 3.0 million pounds for the 2010 fourth quarter and 12.5 million pounds for the 2010 full year. Direct international sales increased $303.7 million to $758.1 million for the 2010 full year and represented 32.4% of total segment sales. Average selling prices for all products, which include surcharges, increased 2% compared to the third quarter 2010, primarily due to an improved product mix and higher raw materials surcharges.

Fourth quarter 2010 compared to fourth quarter 2009

  Sales were $587.4 million, 34% higher than the fourth quarter 2009, due primarily to increased shipments, higher raw material surcharges, and improved base-selling prices for stainless products. Shipments of standard stainless products (sheet and plate) increased 10% and high-value products shipments increased 19%. Average transaction prices for all products, which include surcharges, were 17% higher due to increased raw material surcharges and improved base prices for stainless products.
  Segment operating profit decreased to $24.2 million, or 4.1% of sales, compared to $30.0 million, or 6.8% of sales, for the fourth quarter 2009. A LIFO inventory valuation reserve charge of $30.2 million was recognized in the 2010 fourth quarter due to higher raw material costs, especially for nickel. In addition, operating profit in the fourth quarter 2010 was negatively impacted by approximately $1.2 million of idle facility costs. A LIFO inventory valuation reserve benefit of $15.3 million was recognized in the fourth quarter 2009.
  Results benefited from $9.9 million in gross cost reductions in the fourth quarter 2010, bringing the full year 2010 gross cost reductions in this segment to $46.9 million.

Engineered Products Segment

Market Conditions

  Demand continued to improve from the oil and gas, transportation, aerospace, electrical energy, and automotive markets, but remained weak from the wind energy market.

Fourth quarter 2010 compared to fourth quarter 2009

  Sales were $101.2 million, 56% higher than in the fourth quarter 2009 as a result of the improved demand.
  Segment operating profit was $0.3 million in both fourth quarter periods. Fourth quarter 2010 operating profit was impacted by a LIFO inventory valuation reserve charge of $2.8 million, due to higher raw material costs, and $0.7 million in idle facility expense, which offset improved margins from higher shipments. Fourth quarter 2009 operating profit was adversely impacted by significantly lower shipments, reduced selling prices, and $1.3 million in costs associated with workforce reductions and idle facilities, offset by a $5 million LIFO benefit.
  Results benefited from $5.2 million of gross cost reductions in the fourth quarter 2010, bringing the full year 2010 gross cost reductions in this segment to $20.0 million.

Other Expenses

  Corporate expenses for the fourth quarter 2010 were $23.4 million, compared to $14.4 million in the year-ago period and $13.4 million in the third quarter 2010. The increase in corporate expenses in the fourth quarter 2010 compared to both prior periods was primarily due to corporate-funded R&D, costs associated with the planned acquisition of Ladish Co., Inc. and incentive compensation expenses.
  Interest expense, net of interest income, was $16.3 million, compared to $10.0 million in the fourth quarter 2009. The increase in interest expense was primarily due to lower capitalized interest on strategic projects due to project completions.
  Capitalized interest on major strategic capital projects reduced interest expense by $2.5 million and $8.9 million for the 2010 and 2009 fourth quarters, respectively. Full year 2010 and 2009 capitalized interest was $12.5 million and $39.0 million, respectively.
  Results for the full year 2009 included a debt extinguishment charge of $9.2 million pre-tax, or $5.5 million after-tax, as a result of retiring a portion of our outstanding debt.
  Other expenses, which include expenses related to closed operations, for the fourth quarter 2010 were $3.0 million, compared to $6.3 million in the year-ago period. The decrease is primarily related to lower environmental and legal expenses of closed operations.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, decreased to $22.7 million in the fourth quarter 2010, compared to $25.7 million in the fourth quarter 2009. This decrease was primarily due to higher than expected returns on pension plan assets in 2009 and the benefits resulting from our voluntary pension contributions made over the last several years.
  For the fourth quarter 2010, retirement benefit expense of $16.5 million was included in cost of sales and $6.2 million was included in selling and administrative expenses. For the fourth quarter 2009, the amount of retirement benefit expense included in cost of sales was $18.2 million, and the amount included in selling and administrative expenses was $7.5 million.
  For the full year 2010, retirement benefit expense of $64.6 million was included in cost of sales, and $25.5 million was included in selling and administrative expenses, compared to full year 2009 retirement benefit expense of $85.4 million in cost of sales and $36.5 million in selling and administrative expenses.
  We currently expect retirement benefit costs to be approximately $13 million lower in 2011 than in 2010 as a result of the benefit of higher than expected returns on pension plan assets in 2010, partially offset by the utilization of a lower discount rate to value retirement benefit obligations. Pension expense is expected to be approximately $57 million in 2011 compared to pension expense of $71.4 million in 2010. As a result, we expect 2011 retirement benefit expense, which includes pension expense and other postretirement benefits expense, of approximately $77 million compared to $90.1 million in 2010. We expect essentially all of the 2011 pension expense to be non-cash. At December 31, 2010, our U.S. qualified defined benefit plan was fully funded, and we are not required to make any contribution to this plan during 2011.

Income Taxes

  The fourth quarter 2010 provision for income taxes was $5.2 million, or 23.0% of income before tax. The fourth quarter 2010 included a favorable discrete net benefit of $2.3 million primarily associated with adjustment of in prior years’ taxes. Fourth quarter 2009 included an income tax provision of $21.6 million, or 34.8% of income before tax. The fourth quarter 2009 included a favorable discrete net benefit of $1.2 million primarily associated with prior years’ taxes.
  The provision for income taxes for the full year 2010 included non-recurring tax charges of $9.2 million, primarily due to the effects of the Patient Protection and Affordable Care Act and the Small Business Jobs and Credit Act. The provision for income taxes in 2009 included a non-recurring charge of $11.5 million recognized in the second quarter 2009 primarily associated with the tax consequences of the June 2009 $350 million voluntary cash contribution to our pension plan.

Cash Flow, Working Capital and Debt

  Cash on hand was $432.3 million at year-end 2010, a decrease of $276.5 million from year-end 2009.
  Cash flow from operations for the 2010 year was $27.1 million as an investment of $318.5 million in managed working capital, primarily due to improving business activity and higher raw material costs, offset increased profitability.
  The $318.5 million growth in managed working capital resulted from a $152.5 million increase in accounts receivable and a $250.8 million increase in inventory partially offset by an $84.8 million increase in accounts payable.
  At December 31, 2010, managed working capital was 34.4% of annualized sales, compared to 34.5% of annualized sales at year-end 2009. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $216.8 million in the 2010 year and consisted primarily of capital expenditures.
  Cash used in financing activities was $86.8 million in 2010 and consisted primarily of dividend payments of $70.8 million.
  Net debt as a percentage of total capitalization was 23.6% at the end of 2010, compared to 15.3% at the end of 2009. Total debt to total capital was 34.3% at December 31, 2010, compared to 34.7% at the end of 2009.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized. The maturity date for this credit facility was extended in December 2010 and now matures in December 2015.

Senior Notes Offering

  ATI issued $500 million aggregate principal amount of 5.950% Senior Notes due 2021 (the "Senior Notes") on January 7, 2011. The Senior Notes will pay interest semi-annually in arrears at a rate of 5.950% per year and will mature on January 15, 2021, unless earlier repurchased. We intend to use net proceeds from the offering of the Senior Notes to finance the cash portion of the merger consideration to be paid in our previously announced acquisition of Ladish and pay related fees and expenses. The additional net proceeds will be used for general corporate purposes.

Allegheny Technologies will conduct a conference call with investors and analysts on January 26, 2011, at 1:00 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from our proposed acquisition of Ladish and other strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2009, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.0 billion during 2010. ATI has approximately 9,200 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Dollars in millions, except per share amounts)

		Three Months Ended			Twelve Months Ended
		December 31			December 31
		2010	2009		2010	2009

	Sales	$1,037.6	$815.7		$4,047.8	$3,054.9
	Costs and expenses:
	Cost of sales	910.3	657.3		3,557.5	2,646.5
	Selling and administrative expenses	88.8	86.8		304.9	315.7
	Income before interest, other income and income taxes	38.5	71.6		185.4	92.7
	Interest expense, net	(16.3)	(10.0)		(62.7)	(19.3)
	Debt extinguishment costs	-	-		-	(9.2)
	Other income, net	0.4	0.4		3.0	0.7
	Income before income tax provision	22.6	62.0		125.7	64.9
	Income tax provision	5.2	21.6		47.0	26.9

	Net income	17.4	40.4		78.7	38.0

Less:	Net income attributable to
	noncontrolling interests	2.3	2.6		8.0	6.3

	Net income attributable to ATI	$15.1	$37.8		$70.7	$31.7

	Basic net income attributable to
	ATI per common share	$0.16	$0.39		$0.73	$0.33

	Diluted net income attributable to
	ATI per common share	$0.15	$0.36		$0.72	$0.32

	Weighted average common shares outstanding -- basic (millions)	97.5	97.3		97.5	97.2

	Weighted average common shares outstanding -- diluted (millions)	98.8	108.0	(a)	98.7	98.1

	Actual common shares outstanding -- end of period (millions)	98.5	98.1		98.5	98.1

(a)	Includes dilutive effect of convertible debt under the if-converted method.

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009
Sales:
High Performance Metals	$349.0	$312.4	$1,337.5	$1,300.0
Flat-Rolled Products	587.4	438.5	2,338.5	1,516.1
Engineered Products	101.2	64.8	371.8	238.8

Total External Sales	$1,037.6	$815.7	$4,047.8	$3,054.9

Operating Profit (Loss):

High Performance Metals	$63.5	$88.1	$257.8	$234.7
% of Sales	18.2%	28.2%	19.3%	18.1%

Flat-Rolled Products	24.2	30.0	85.9	71.3
% of Sales	4.1%	6.8%	3.7%	4.7%

Engineered Products	0.3	0.3	12.8	(23.8)
% of Sales	0.3%	0.5%	3.4%	-10.0%

Operating Profit	88.0	118.4	356.5	282.2
% of Sales	8.5%	14.5%	8.8%	9.2%

Corporate expenses	(23.4)	(14.4)	(64.1)	(53.1)

Interest expense, net	(16.3)	(10.0)	(62.7)	(19.3)

Debt extinguishment costs	-	-	-	(9.2)

Other expense, net of gains on asset sales	(3.0)	(6.3)	(13.9)	(13.8)

Retirement benefit expense	(22.7)	(25.7)	(90.1)	(121.9)

Income before income taxes	$22.6	$62.0	$125.7	$64.9

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)

	December 31,	December 31,
	2010	2009
ASSETS

Current Assets:
Cash and cash equivalents	$432.3	$708.8
Accounts receivable, net of allowances for doubtful accounts of $5.6 and $6.5 at December 31, 2010 and 2009, respectively	545.4	392.0
Inventories, net	1,024.5	825.5
Prepaid expenses and other current assets	112.9	71.3
Total Current Assets	2,115.1	1,997.6

Property, plant and equipment, net	1,989.3	1,907.9
Cost in excess of net assets acquired	206.8	207.8
Deferred income taxes	-	63.1
Other assets	182.4	169.6

Total Assets	$4,493.6	$4,346.0

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$394.1	$308.6
Accrued liabilities	249.9	258.8
Deferred income taxes	5.6	23.7
Short term debt and current portion of long-term debt	141.4	33.5
Total Current Liabilities	791.0	624.6

Long-term debt	921.9	1,037.6
Accrued postretirement benefits	423.8	424.3
Pension liabilities	58.3	50.6
Deferred income taxes	68.6	-
Other long-term liabilities	100.6	119.3
Total Liabilities	2,364.2	2,256.4

Total ATI stockholders' equity	2,040.8	2,012.2
Noncontrolling interests	88.6	77.4
Total Equity	2,129.4	2,089.6

Total Liabilities and Equity	$4,493.6	$4,346.0

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
	Twelve Months Ended
	December 31
	2010	2009

Operating Activities:

Net income	$78.7	$38.0

Depreciation and amortization	141.5	132.6
Deferred taxes	102.2	123.6
Change in managed working capital	(318.5)	350.5
Pension contribution	-	(350.0)
Change in retirement benefits	34.3	69.4
Accrued liabilities and other	(11.1)	(145.6)
Cash provided by operating activities	27.1	218.5
Investing Activities:
Purchases of property, plant and equipment	(219.1)	(415.4)
Acquisition of business	-	(38.9)
Asset disposals and other	2.3	0.6
Cash used in investing activities	(216.8)	(453.7)
Financing Activities:
Borrowings on long-term debt	-	752.5
Payments on long-term debt and capital leases	(11.3)	(194.6)
Net borrowings under credit facilities	2.9	5.8
Debt issuance costs	-	(18.1)
Dividends paid to shareholders	(70.8)	(70.6)
Dividends paid to noncontrolling interests	-	(0.8)
Exercises of stock options	1.4	0.8
Taxes on share-based compensation	(9.0)	(0.9)
Cash provided by (used in) financing activities	(86.8)	474.1
Increase (decrease) in cash and cash equivalents	(276.5)	238.9
Cash and cash equivalents at beginning of period	708.8	469.9
Cash and cash equivalents at end of period	$432.3	$708.8

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Volume:	2010	2009	2010	2009
High Performance Metals (000's lbs.)
Titanium mill products	5,707	5,202	25,457	23,588
Nickel-based and specialty alloys	10,453	7,910	37,272	32,562
Exotic alloys	1,077	1,393	4,382	5,067

Flat-Rolled Products (000's lbs.)
High value	117,662	98,475	454,874	367,195
Standard	141,572	128,254	642,255	474,950
Flat-Rolled Products total	259,234	226,729	1,097,129	842,145

Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$20.66	$19.26	$19.37	$20.92
Nickel-based and specialty alloys	$14.19	$15.12	$14.03	$14.43
Exotic alloys	$63.46	$54.98	$60.68	$57.79

Flat-Rolled Products (per lb.)
High value	$2.90	$2.55	$2.83	$2.49
Standard	$1.72	$1.43	$1.62	$1.22
Flat-Rolled Products combined average	$2.25	$1.92	$2.12	$1.77

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Dollars in millions)

	December 31,	December 31,
	2010	2009

Accounts receivable	$545.4	$392.0
Inventory	1,024.5	825.5
Accounts payable	(394.1)	(308.6)
Subtotal	1,175.8	908.9

Allowance for doubtful accounts	5.6	6.5
LIFO reserve	163.0	102.8
Corporate and other	35.3	43.0
Managed working capital	$1,379.7	$1,061.2

Annualized prior 2 months sales	$4,007.7	$3,076.4

Managed working capital as a
% of annualized sales	34.4%	34.5%

December 31, 2010 change in managed working capital	$318.5

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Dollars in millions)

	December 31,	December 31,
	2010	2009

Total debt	$1,063.3	$1,071.1
Less: Cash	(432.3)	(708.8)
Net debt	$631.0	$362.3

Net debt	$631.0	$362.3
Total ATI stockholders' equity	2,040.8	2,012.2
Net ATI capital	$2,671.8	$2,374.5

Net debt to ATI capital	23.6%	15.3%

Total debt	$1,063.3	$1,071.1
Total ATI stockholders' equity	2,040.8	2,012.2
Total ATI capital	$3,104.1	$3,083.3

Total debt to total ATI capital	34.3%	34.7%
In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004